Exhibit 10.48

LICENSE AGREEMENT

DATED: May 11, 2005

1. Licensor:	BBKO, LLC, a Delaware Limited Liability Company (“Licensor”)
C/O Joseph Young Associates, Ltd.
P.O. Box 807, 18 Hook Mountain Rd., Suite 203
Pine Brook, New Jersey 07058

2. Licensee:	BBKO, Inc. f/k/a/ Malibu Beach Mixers Company (“Licensee”)
C/O Joseph R. Cellura
Chairman and CEO
P.O. Box 944
Malibu, CA 90265

3. Property:

The trade names “BBKO” and “Beats, Bouts and Knockouts” and all associated trademarks, service marks, goodwill, and business plans and prospective business arrangements relating to the sport of boxing relating thereto (collectively, the “Property”). In this regard, Licensor represents that it has applied for Federal trademark registration of the names “BBKO” and “Beats, Bouts and Knockouts,” as well as a stylized logo for “Beats, Bouts and Knockouts,” in International Classes 41 and 25 (Entertainment Services and Clothing). Such registration is pending and Licensor does not warrant that Federal trademarks will be issued.

4. License:

Licensor hereby grants an exclusive license to Licensee, during the “Term” (as hereinafter defined), in and to the Property for the purposes of undertaking any and all business activities utilizing the Property in connection with the sport of boxing.

In this regard, Licensor represents that it has commenced negotiations with ESPN relating to the production of a series of boxing telecasts utilizing the Property, but no agreement has been reached regarding same as of the date hereof. Licensor agrees to cooperate with Licensor in attempting to conclude such agreement, but no representation is being made by Licensor that such agreement will be concluded or that ESPN will consent to Licensee being substituted for Licensor in connection with such services.

5. Term

The term of this Agreement (“Term”) shall commence upon the date first written above and shall expire (unless sooner terminated in accordance with the provisions hereof) on the date ten (10) years thereafter.

6. Renewal Options:

The licensee shall have the option to renew the license agreement for four (4) additional 10 year terms by forwarding a payment of $100,000 in cash or stock, at the licensee’s option, for each 10- year extension. Licensee shall notify Licensor within 30 days prior to expiration of the licensing agreement.

7. Territory:

Worldwide (“Territory”).

8. Advances and Guarantees:

a.	Up front licensing fee: Upon signing of this agreement, Licensee will pay an up front license fee of $10,000 as follows:

Convertible note issued to Allan Brown, Richard Abramson, and Gene Simmons in the amount of $10,000 convertible into 10% of the Licensee or 200,000,000 free trading shares of Orbit Brands Corporation (“Orbit”). If said note is converted into Orbit Brands shares, the 10% ownership in the Licensee shall revert back to its parent company (Orbit).

b.	Consulting Fee: Upon signing of this agreement, Licensee will pay a consulting fee of $10,000 as follows:

Convertible note issued to David Baker, Andrew Shayne, Joe Cellura, Kevin Pelletier, and Joe Salvani (the “Consulting Group”) in the amount of $10,000 convertible into 10% of the Licensee or 200,000,000 free trading shares of Orbit. If said note is converted into Orbit shares, the 10% ownership in the Licensee shall revert back to its parent company (Orbit).

c.
Initial Seed Capital: $500,000 funded directly into the Licensee within 60 days of execution of this licensing agreement. The Consulting Group will receive a 10% interest in BBKO, LLC upon the receipt of cash in BBKO, Inc.

9. Royalty Rate:

In consideration of the license herein granted by Licensee, Licensee shall pay royalties (“Royalties”) to Licensor of an amount equal to 1 percent (1%) in year 1, 5 percent (5%) in year 2, and ten percent (10%) in years 3-10 of all gross amounts (including the monetary value of non-monetary consideration received by Licensee) (“Gross Receipts”) received by or applied to the account of Licensee or any “Related Party” (as hereafter defined) anywhere in the Territory in connection with Licensee’s activities utilizing and/or relating to the Property, including, without limitation, all Gross Receipts derived from any promotion of boxing events, management of boxing participants, presentation, production or licensing of televised boxing matches (and any exploitation of same by any means or in any media, now known or hereafter devised), merchandising activities, video games, so called “product integration” and product placement, sponsorship revenues or other commercial exploitation of any kind relating to the Property. “Related Parties” shall mean any affiliated, associated, parent, or subsidiary entity of Licensee and/or any sub-licensee of Licensee.

10. Payment and Reporting:

10.1  Royalties shall be payable to Licensor on a quarterly basis during the Term and shall be accompanied by accounting statements in reasonable detail setting forth all Gross Receipts for the respective quarter and on a cumulative basis, as well as the source of all Gross Receipts. Such accounting statements and the accompanying Royalty payment shall be issued to Licensor no later than thirty days after the close of each calendar quarter during the Term. Licensee acknowledges and agrees that notwithstanding anything in herein contrary, its obligation to make payment of the Royalties shall survive any expiration of this Agreement

10.2  Royalties may be computed in the currency of the country where earned and paid to the Licensor in U.S. Dollars at the exchange rate as stated in the Wall Street Journal on the last day of the applicable calendar quarter accounting period. Licensee shall be solely responsible for all costs of any currency conversion to U.S. Dollars and such costs shall not reduce the amounts due to Licensor hereunder. Licensor’s acceptance of any accounting statement or payment of Royalties by Licensee shall not be a waiver of any of Licensor’s rights hereunder, including, without limitation, Licensor’s rights to recover amounts due as a result of errors in any accounting statement. Licensee shall promptly pay all such amounts upon Licensor’s request.

10.3 Licensee shall keep and maintain accurate books of account and records covering all transactions relating to this Agreement. Licensor or its designee shall be entitled to: Audit and inspect such books and records once per 12 month period and within 3 years of Licensee’s rendering thereof, during Licensee’s normal business hours, at its normal place of business, on normal business days and upon ten (10) days prior written notice to Licensee, and obtain copies and make its own summaries of such books and records. Licensee shall retain all such books of account and records for a minimum of three (3) years after expiration or termination of this Agreement and thereafter during the pendency of any claim by Licensee. If Licensor discovers any deficiency in any Royalties paid to Licensor for any period under audit (an “Audit Deficiency”), Licensee shall promptly pay such Audit Deficiency to Licensor and, if such Audit Deficiency is five percent (5%) or more of the Royalties owing to Licensor for the applicable audit period, Licensee shall, in addition to paying the Audit Deficiency, also reimburse Licensor for all costs and expenses incurred by Licensor in connection with such audit. Without prejudice to any other rights of Licensor hereunder, time is of the essence regarding all payments due hereunder and Licensee shall pay interest on any Audit Deficiency, as well as on all delinquent Royalty payments hereunder, at two percent (2%) plus the “prime rate” established by the Federal Reserve Bank in New York, compounded annually at the rate from time to time in effect and calculated from the date on which such payment was due but in no event at a higher rate than allowed by law.

11. Goodwill:

Licensee acknowledges that the Property contains substantial goodwill, and that Licensor is the sole owner of the Property, subject to the license hereby granted to Licensee. Licensee acknowledges and agrees that it shall not acquire any rights in and to the Property after the Term, and that any goodwill generated by Licensee’s use of the Property shall inure exclusively to the benefit of Licensor upon expiration of the Term or earlier termination hereof. Licensee shall not, during the Term, any extension and/or renewal thereof, or at any time thereafter, dispute or contest, directly or indirectly, Licensor’s ownership in and to the Property; the validity of any of the copyrights or trademarks pertaining thereto or Licensor’s ownership thereof, nor shall the Licensee assist or aid others whether directly or indirectly in doing so. Licensee shall not adopt or seek to register or take any action to use or establish rights in any name, mark, word (in any language), symbol, letter, or design which is confusingly similar to the Property.

12. Trademarks, Copyright, Patents, and Other Intellectual Property:

Licensee shall have the right to register trademarks and/or claims to copyright for any design incorporating the Property as may be reasonably necessary. Any and all applications for registration or claims to copyright, where applicable, shall identify the Licensor as the copyright proprietor in the Property and all applications to register trademarks shall identify the Licensor as the trademark owner; and any and all trademark applications applied for in Licensee’s name in connection with the Property shall be automatically assigned to Licensor at the expiration of the Term or earlier termination hereof. Licensor shall execute all assignments and other documents deemed necessary by Licensor to effectuate the foregoing and hereby grant Licensor a power of attorney to executed on Licensee’s behalf any such assignments and other documents, which power of attorney is coupled with an interest and irrevocable.

Licensee agrees to promptly notify Licensor of any actual or suspected infringements of the Property and shall undertake to all reasonable efforts to protect and enforce all intellectual property rights relating to the Property during the Term, at Licensee’s expense.

13. Termination of Agreement:

In the event of any default by Licensee, hereunder Licensor shall have the right to terminate this Agreement upon written notice to Licensor, subject to Paragraph 10. below. The following will be defaults hereunder:

13.1 Licensee fails to comply with the insurance provisions of this Agreement at all times hereunder.

13.2 Licensee fails to remit any payment due hereunder or to deliver any of the accounting statements, and such default shall continue unremedied for a period of thirty (30) days after written notice of such default is received by Licensee.

13.3 Licensee is unable to pay its debts when due, or makes any assignment for the benefit of creditors, or files or permits to be filed any petition under the bankruptcy or insolvency laws of any legal jurisdiction, or shall have or suffer a receiver or trustee be appointed for its business or property, or be adjudicated a bankrupt or an insolvent.

13.4 Licensee uses of Property in a manner which violates the terms and conditions of this Agreement; or

13.5 Subject to any cure provisions in this Agreement, Licensee breaches any of the material terms and conditions, agreements or covenants contained in this Agreement, or there is a material breach of any representation or warranty made by Licensee in connection with this Agreement

13.6 Licensor must give notice of any such default in writing to Licensee. After receipt by Licensee of such written notice (except with respect to Paragraph 10.1, for which there shall be no cure period), Licensee shall have thirty (30) days in which to prospectively cure any such specified default. In the event Licensee has not prospectively cured said default to Licensor’s reasonable satisfaction within the 30 day period, then Licensor has the right at any time thereafter prior to cure to terminate this Agreement by written notice to Licensee.

14. Effect of Expiration or Termination:

14.1 Upon the expiration or earlier termination of this Agreement, all rights granted to Licensee hereunder shall automatically and immediately revert to Licensor, and Licensee shall have no further right to exploit or in any way deal with the Property.

14.2 Upon expiration or earlier termination of this Agreement, all Royalty obligations shall be accelerated and shall immediately become due and payable.

14.3 If this Agreement is terminated by Licensee pursuant to Paragraph 10 hereof, Licensor shall assume all executory obligations of Licensee (which are not past due or in default) directly relating to Licensee’s activities in connection with the Property.

15. Reservation of Rights:

Any and all rights in and to the Property which are not expressly granted to Licensee are hereby reserved by the Licensor. Any one or more of such reserved rights may be exercised or enjoyed by the Licensor, directly or indirectly, at any and all times.

16. Remedies:

The parties recognize the unique and special nature and value of the use of the Property and agree that it would be extremely difficult and impractical to ascertain the extent of the detriment to Licensor which would be caused in the event of any use of the Property contrary to the terms and conditions of this Agreement. The parties further acknowledge that Licensor will have no adequate remedy at law in the event Licensee uses the Property in any way not permitted hereunder, and that Licensor shall be entitled to equitable relief by way of temporary and permanent injunction, and such other and further relief at law or in equity as any arbitrator or court of competent jurisdiction may deem just and proper, in addition to any and all other remedies provided for herein. All specific remedies provided for in this Agreement shall be cumulative and shall not be exclusive of one another or of any other remedies available in law or equity. Failure of either party to insist upon strict performance of any of the covenants or terms hereof to be performed by the other shall not be construed to be a waiver of any future failure to perform any such terms or covenants.

17. Licensee’s Representations, Warranties, Indemnification & Insurance:

17.1 Licensee represents, warrants and agrees that: i) Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of California; has full corporate power and authority to conduct its business as now being conducted and as contemplated hereby; and holds or shall acquire all necessary licenses and permits from all government entities for the proper conduct of any of its activities relating to the Property; ii) Licensee has the unrestricted right, power and authority to enter into this Agreement and to perform its obligations hereunder, and neither the execution and delivery of this Agreement nor the consummation of the actions contemplated hereby will (a) violate any provisions of its charter documents, (b) violate, conflict with or constitute a default under any contract to which it is a party or (c) violate any law binding on it; iii) it will comply with all applicable laws, regulations, ordinances and other requirements involving the use of the Property and the conduct of Licensee’s business in connection therewith; and iv) it will not harm, misuse or bring disrepute to the Property.

17.2 Licensee hereby indemnifies and agrees to defend and hold harmless forever Licensor, Licensor’s officers, employees and directors, representatives, attorneys, and successors and assigns from and against any and all claims, demands, losses, costs and expenses (including attorneys’ fees reasonably incurred by Licensor and/or such other parties), damages, judgments, penalties and liabilities of any kind or nature (collectively, “Claims”) whatsoever, directly or indirectly arising out of, resulting from, relating to or connected with: i) any unauthorized use by Licensee of the Property; ii) any breach of any representation, warranty or covenant of Licensee hereunder; iii) any claims from any third party relating to Licensee’s activities relating to the Property, including, without limitation, any defect in or use by any person or entity of any product encompassing the Property, any defamation by Licensee or invasion of the right of privacy, publicity or other personal or property right; and any claims or suits for violation of a third party’s intellectual property rights, including, but not limited to, copyright, trademark, trade dress, patent, method or design rights. Licensee shall promptly upon receipt of notice of any such claim defend such claim at Licensee’s sole cost and expense. Licensor, at its option, may engage counsel and join in the defense of such claim at Licensee’s sole cost and expense.

17.3  Licensee will obtain and maintain, at its sole cost and expense, during the Term, and product and general liability insurance, from a qualified insurance carrier (including, without limitation, bodily injury coverage, personal injury, property damage, and casualty loss equivalent to Five Million Dollars (US $5,000,000) per occurrence, naming Licensor, its officers, directors and employers and shareholders as additional named insured under said policies, with a deductible of not more than $10,000 (certificate of which shall be furnished to Licensor). Such insurance policies shall provide that they may not be cancelled or materially modified without at least fifteen (15) business days written notice to Licensor. Such policies shall contain endorsements that negate the “other insurance” clause in the policies and a statement that the insurance provided is primary and that any similar insurance carried by Licensor is neither primary nor contributing.

18. Licensor’s Representations and Warranties:

18.1 Licensor represents and warrants that it: i) is the owner of all rights licensed hereunder and it has not granted, assigned or licensed any rights in the Property to any third party; ii) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; and iii) to the best of Licensor’s knowledge, as of the date hereof, there are no adverse claims against the Property; and iv) has the unrestricted right, power and authority to enter into this Agreement and to perform its obligations hereunder; and vi) neither the execution and delivery of this Agreement nor the consummation of the actions contemplated hereby will: (a) violate any provisions of its charter documents, (b) violate, conflict with or constitute a default under any contract to which it is a party or (c) violate any law binding on it.

18.2  Licensor hereby indemnifies and agrees to defend and hold harmless Licensee, their officers, employees and directors from and against any and all claims, demands, losses, costs and expenses (including attorneys’ fees reasonably incurred by Licensee), damages, judgments, penalties and liabilities of any kind or nature whatsoever arising out of, resulting from any breach of any representation, warranty or covenant of Licensor hereunder.

18.3 Should any third party assert a claim, demand, or cause of action against Licensee and/or Licensor contesting Licensor’s ownership in and to the Property under this Agreement, Licensor shall have the right at its option, but not the obligation, to undertake and conduct the defense of any such claim, demand or cause of action. Licensee may, but shall not be obligated to join in such defense and be represented by its own counsel, at its own expense. Licensee and Licensor shall discuss in good faith and mutually make any decision concerning the disposition of any claim, demand or cause of action which involves the Property.

19. Relationship:

This Agreement does not constitute and shall not be construed as constituting a partnership, agency, or joint venture between Licensor and Licensee. Licensee shall have no right to obligate or bind Licensor in any manner whatsoever and nothing herein contained shall give or is intended to give any right of any kind to any third party.

20. No Assignment:

The license hereby granted is and shall be personal to the Licensee and shall not be assignable by any action of the Licensee or by operation of law, and any attempt at such assignment shall be null and void. Notwithstanding the foregoing, Licensee may engage and/or grant sub-licenses to third parties approved by Licensor for periods not exceeding the Term in connection with Licensee’s activities concerning the exploitation of the Property. This Agreement shall inure to the benefit of and shall be binding upon Licensor’s successors and assigns.

21. Distribution of Shares of Licensee:

If the Licensee is subject to a spin-off, dividend distribution, IPO, reverse merger, or any other distribution from Orbit Brands Corporation, the Licensor will receive 40% of the newly formed entity and Orbit Brands Corporation shareholders will receive 40% of the newly formed entity. These distributions are both subject to dilution resulting from any convertible debt financing that remains outstanding at the time of distribution or any other capital raise necessary to finance the business of the Licensee.

22. Notice:

Whenever notice is required to be given under this Agreement, it shall be deemed to be good and sufficient notice if in writing, signed by an officer or an authorized agent of the party serving such notice and sent by telegram, telefax, or mailed by registered or certified mail, or personal delivery or overnight air to the other party at the address stated above unless notification of a change of address is given in writing. Notice shall be deemed given as of the dates such notice is given to the following:

Licensor:	Licensee:

BBKO, LLC Janvey Gordon et al 355 Lexington Avenue 10th Floor New York, New York 10017 Attn: William Randolph, Esq.	BBKO, Inc. f/k/a/ Malibu Beach Mixers Company (“Licensee”) C/O Joseph R. Cellura Chairman and CEO P.O. Box 944 Malibu, CA 90265

23. Entire Agreement

This Agreement contains the entire understanding of the parties. There are no representations, warranties, promises, covenants or understandings, oral or otherwise, other than those herein contained. For the avoidance of doubt, Licensor makes no representation or warranty concerning the amount of revenue, if any, that Licensee will realize from the commercial exploitation of the Property or this license.

24. Confidentiality

This Agreement constitutes a confidential business relationship between the Parties. Both Parties agree that they will not reveal the terms of this Agreement to any third party (excluding agents, attorneys, representatives, and others with whom they have a legal obligation to disclose) without the approval of the other. However, Licensee shall be permitted to disclose (i) the existence of the Agreement, the parties, a general description of the Agreement in connection with its disclosure obligations as a publicly reporting entity and (ii) any other terms which it is required by law or securities commission or stock exchange rule to disclose.

25. Permits/Licenses:

Notwithstanding any rights granted by Licensor herein with respect to the Property, Licensee shall be solely responsible for obtaining all licenses, permits, consents and permissions necessary in connection with the activities contemplated hereby including, without limitation, all necessary licenses and permits from state boxing commissions and other regulatory authorities relating to promoting and managing boxers or the staging of boxing matches. Licensor has made no representations that it has acquired any such permits or licenses.

26. No Modification; Waiver:

The terms of this Agreement shall not be modified except by an agreement in writing signed by both parties hereto. No waiver by either party of a breach or default hereunder shall be deemed waiver by such Party of a subsequent breach or default of a like or similar nature.

27. Governing Law:

This Agreement, its validity, construction and effect, shall be governed and construed in accordance with the laws of the State of California, without reference to its conflicts of laws principles.

28. Counterparts:

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above

BBKO, LLC	MALIBU MIXERS COMPANY

By:	By:

Title:	Title: